EXHIBIT 99.1

First Capital Bancorp, Inc. Reports Net Income of $1.0 Million for the Second Quarter of 2014, Net Income of $0.07 Per Diluted Share Outstanding Net Income for the First Half of 2014 $2.0 Million Annualized Loan Growth of 14.43%

GLEN ALLEN, Va., July 30, 2014 (GLOBE NEWSWIRE) -- First Capital Bancorp, Inc. (the "Company") (Nasdaq:FCVA) parent company to First Capital Bank (the "Bank") reported today its financial results for the second quarter and first half of 2014. For the three months ended June 30, 2014, the Company had net income available to common shareholders of $1.0 million, or $0.07 per diluted share, compared to net income available to common shareholders of $915 thousand, or $0.07 per diluted share, for the same period in 2013. This represents a $94 thousand or 10.27% increase in net income available to common shareholders in the second quarter of 2014 compared to the second quarter of 2013.

For the six months ended June 30, 2014, the Company had net income available to common shareholders of $2.0 million or $0.13 per diluted share compared to net income available to common shareholders of $1.6 million or $0.12 per diluted share for the same period in 2013. This represents a $339 thousand or 20.89% increase over the same period in 2013.

Factors contributing to the Company's increase in net income during the second quarter of 2014 are as follows:

  Net interest income improved to $4.8 million for the second quarter of 2014, compared to $4.4 million in the second quarter of 2013, an increase of $351 thousand or 7.95%, driven primarily from loan growth.
  The increase in net interest income was somewhat offset by a decrease in non interest income. Non interest income was $483 thousand for the second quarter of 2014 compared to $744 thousand in the second quarter of 2013, a $261 thousand or 35.08% decrease from the prior year. Strategic decisions were made to exit the wholesale mortgage business in the first quarter of 2014, causing a decrease in noninterest income of $303 thousand, but which the Company expects will be accretive to earnings overall.
  The net interest margin was 3.63% for the quarter ended June 30, 2014, compared to 3.61% for the quarter ended June 30, 2013, a 2 basis point increase. This increase was driven by the utilization of the bond portfolio to fund the average increase in loans outstanding and the continued decline in cost of funds primarily from CD products, as well as FHLB advance repricings.
  Non-interest expense was essentially unchanged from the second quarter of 2013.
  There was no provision for loan losses in either the second quarter of 2014 or the second quarter of 2013.

Growth

At June 30, 2014, total assets were $578.1 million, compared to $547.9 million at December 31, 2013, a $30.2 million or 5.52% increase. This growth is primarily attributable to the Bank's increased visibility in and commitment to the local marketplace and the continued improvement in the market area's economic stability. In the first half of 2014, loan growth, net of the allowance, was $30.5 million or 7.21%, or 14.43% on an annualized basis.

Gross loans at June 30, 2014, were $461.6 million compared to $431.3 million at December 31, 2013, a $30.3 million or a 7.02% increase. The Company continues to see a rise in loan demand in our market as the economy and consumer confidence improves.

Total deposits at June 30, 2014, were $467.8 million, an increase of $11.8 million or 2.59%, from $456.0 million at December 31, 2013. Non-interest bearing deposits increased to $74.5 million compared to $67.7 million at December 31, 2013 an increase of $6.8 million or 10.03%.

First Capital Bank President and CEO, Bob Watts stated, "The second quarter growth in loans and deposits continue the trends from recent quarters. We opened our eighth branch during the quarter in the Swift Creek Kroger store and were pleased with the reception we have been given and the new business we are starting to attract."

Asset Quality

The allowance for loan losses was $7.9 million or 1.71% of total loans at June 30, 2014, compared to $8.2 million or 1.89% of total loans at December 31, 2013.

During the quarter ended June 30, 2014, the Company had charge-offs of $312 thousand, recoveries of $187 thousand and no provision for loan losses.

The following table reflects details related to asset quality and the allowance for loan losses:

	June 30,	June 30,
	2014	2013
	(Dollars in thousands)
Nonaccrual loans	$ 3,932	$ 5,108
Loans past due 90 days and accruing interest	--	--
Total nonperforming loans	3,932	5,108
Other real estate owned	2,279	2,158
Total nonperforming assets	$ 6,211	$ 7,266

Allowance for loan losses to period end loans	1.71%	2.08%
Nonperforming assets to total loans & OREO	0.85%	1.75%
Nonperforming assets to total assets	1.07%	1.35%
Allowance for loan losses to nonaccrual loans	201.00%	168.01%

	Three Months Ended
	June 30,	June 30,
	2014	2013
Allowance for loan losses
Beginning balance	$ 8,019	$ 7,466
Provision for loan losses	--	--
Net recoveries (chargeoffs)	(125)	1,116
Ending balance	$ 7,894	$ 8,582

Capital

Total Risk Based Capital at June 30, 2014, was 13.62%, compared to 13.78% at December 31, 2013. Tier 1 Risk Based Capital at June 30, 2014, was 10.84%, compared to 12.34% at December 31, 2013. Additionally, tangible common equity increased to 8.16% at June 30, 2014 from 8.06% at December 31, 2013.

First Capital Bancorp, Inc. Managing Director and CEO, John Presley, commented "Maintaining strong capital levels continues to be a key focus as our team manages our growth in 2014. We completed a strategic capital initiative early in 2014 whereby we replaced the remaining preferred securities with subordinated debt to both reduce the expense associated with the funds and maintain total capital levels. The continued improvement in capital represents an enterprise wide focus on managing capital in all aspects of daily operations, from loan growth and investment strategy to liability management. We are pleased to see successful results from these efforts."

On January 10, 2014, the Company redeemed the remaining 5,531 shares of its Cumulative Perpetual Preferred Stock, Series A ("Preferred Stock"), for $5.6 million. The Preferred Stock paid a cumulative dividend quarterly at a rate of 5% per annum. Effective April 2014, the dividend rate would have increased to 9% per annum. The Preferred Stock was redeemable at the option of the Company subject to regulatory approval, which was received in November 2013. No shares of the Preferred Stock remain outstanding.

The Company funded the redemption by executing a variable rate subordinated note for $6.5 million with a financial institution. The subordinated note, which qualifies as Tier 2 capital for regulatory purposes, carries an interest rate of 30-day Libor plus 5.00% per annum with a floor of 5.50% and a maturity of 10 years. Principal is repaid $8 thousand per month for the first 60 months and $103 thousand per month for the remaining 60 months.

Non-Interest Income

Non-interest income, including gains on sales of securities, totaled $483 thousand for the quarter ended June 30, 2014, a decrease of $261 thousand or 35.08% from $744 thousand earned in the quarter ended June 30, 2013. The primary driver in this decrease was a $303 thousand decline in gain on sale of loans from wholesale mortgage.   During the first quarter of 2014, the Company closed its wholesale mortgage operation. The slowdown in the mortgage originations business coupled with the increased regulatory burden made the business difficult to sustain. The Company expects this decision will be accretive to 2014 earnings.

Non-interest Expense

Total noninterest expense was $3.8 million for the second quarter of 2014, compared to $3.7 million in the second quarter of 2013, an increase of $48 thousand or 1.29%.

The Bank currently operates eight branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, in Bon Air and inside the Village at Swift Creek Kroger Store in Chesterfield County.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Let's Make it Work.

First Capital Bancorp, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Selected Operating Data:

Interest income	$ 6,080	$ 5,696	$ 11,999	$ 11,307
Interest expense	1,316	1,283	2,609	2,654
Net interest income	4,764	4,413	9,390	8,653
(Recovery of) provision for loan losses	--	--	(292)	100
Other noninterest income	308	599	678	1,169
Securities gains	175	145	271	176
Noninterest expense	3,758	3,710	7,723	7,320
Income before income tax	1,489	1,447	2,908	2,578
Income tax expense	480	446	922	783
Net income	$ 1,009	$ 1,001	$ 1,986	$ 1,795
Less: Preferred dividends	$ --	$ 86	$ 24	$ 172
Net income available to common shareholders	$ 1,009	$ 915	$ 1,962	$ 1,623
Basic net income per common share	$ 0.08	$ 0.08	$ 0.16	$ 0.14
Diluted net income per common share	$ 0.07	$ 0.07	$ 0.13	$ 0.12

	As of and for the Three Months Ended		As of and for the Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Balance Sheet Data:

Total assets	$ 578,101	$ 538,937	$ 578,101	$ 538,937
Loans, net	453,688	404,037	453,688	404,037
Deposits	467,789	454,918	467,789	454,918
Borrowings	60,532	33,287	60,532	33,287
Stockholders' equity	47,171	47,625	47,171	47,625
Book value per share	$ 3.70	$ 3.51	$ 3.70	$ 3.51
Tangible Common Equity to Assets	8.16%	7.82%	8.16%	7.82%
Total shares outstanding, in thousands	12,750	12,023	12,750	12,023

Asset Quality Ratios
Allowance for loan losses	$ 7,894	$ 8,582	$ 7,894	$ 8,582
Nonperforming assets	6,211	7,266	6,211	7,266
Net (chargeoffs) recoveries	(125)	1,116	21	(1,213)
Net recoveries (chargeoffs) to average loans	-0.03%	-0.27%	0.00%	-0.30%
Allowance for loan losses to period end loans	1.71%	2.08%	1.71%	2.08%
Nonperforming assets to total loans & OREO	0.85%	1.75%	0.85%	1.75%

Selected Performance Ratios:
Return on average assets	0.72%	0.75%	0.72%	0.68%
Return on average equity	8.70%	8.35%	8.70%	7.60%
Net interest margin (tax equivalent basis)	3.63%	3.61%	3.64%	3.59%
CONTACT: John M. Presley
         Managing Director and CEO
         804-273-1254
         JPresley@1capitalbank.com

         Or

         William W. Ranson
         Executive Vice President and CFO
         804-273-1160
         WRanson@1capitalbank.com